Execution Copy

WARRANT
to Purchase Shares of Common Stock of

MRU HOLDINGS, INC.

            Warrant No. 1

            Original Issue
            Date: February 4, 2005

NEITHER THE WARRANTS REPRESENTED BY THIS CERTIFICATE NOR ANY OF THE SECURITIES ISSUABLE UPON EXERCISE THEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR FOREIGN SECURITIES LAW.

Warrant No. 1

WARRANT

MRU Holdings, Inc.

THIS IS TO CERTIFY THAT Nomura Credit & Capital, Inc. (“Nomura”), or registered assigns, is entitled, at any time prior to the Expiration Date (such term, and certain other capitalized terms used herein being hereinafter defined), to purchase from MRU Holdings, Inc., 6,545,004 shares of Common Stock (subject to adjustment as provided herein), at a purchase price of $3.50 per share (the initial “Exercise Price”, subject to adjustment as provided herein), all on the terms and conditions and pursuant to the provisions hereinafter set forth.

1.	DEFINITIONS

As used in this Warrant, the following terms have the respective meanings set forth below:

“Additional Warrant” means the Warrant, also issued as of the Original Issue Date, exercisable for the purchase of 1,454,445 shares of Common Stock.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, (i) “control” when used with respect to any specified Person means the power to direct the management and policies of such specified Person, directly or indirectly, whether through the ownership of equity or voting securities, by contract or otherwise, and (ii) the terms “controlling” and “controlled” have meanings correlative to the foregoing clause (i).

“After-Tax Basis” when referring to a payment that is required hereunder (the “target amount”), shall mean a total payment (the “total amount”) that, after deduction of all federal, state and local taxes that are required to be paid by the recipient in respect of the receipt or accrual of such total amount, is equal to the target amount.

The “Appraisal Bank” shall be an investment bank of nationally recognized standing selected by the Majority Holders and reasonably acceptable to the Company. If the investment bank selected by the Majority Holders is not reasonably acceptable to the Company, and the Company and the Majority Holders cannot agree on a mutually acceptable investment bank, then the Company and the Majority Holders shall each choose one such investment bank and the respective chosen firms shall jointly select a third investment bank, which shall be the Appraisal Bank. The Company, on the one hand, and the Majority Holders, as a group, on the other, shall each be responsible for 50% of the costs and fees of the Appraisal Bank.

“Appraised Value” per share of Common Stock as of a date specified herein shall mean the value of such a share as of such date as determined by the Appraisal Bank. Appraised Value shall be determined on a fully-diluted basis, as a pro rata portion of the value of the Company, based on the higher of (A) the value derived from a hypothetical sale of the entire Company as a going concern by a willing seller to a willing buyer (neither acting under any compulsion) and (B) the liquidation value of the entire Company. No discount shall be applied on account of (i) any Warrants or Warrant Stock representing a minority interest, (ii) any lack of liquidity of the Common Stock or the Warrants, (iii) the fact that the Warrants or Warrant Stock may constitute “restricted securities” for United States securities law purposes, or (iv) any other grounds. The Appraised Value of the Company as a whole shall be the Appraised Value of a share of Common Stock multiplied by the number of Fully Diluted Outstanding shares of Common Stock. As regards any property other than a share of Common Stock, the Appraised Value shall be the value determined by the Appraisal Bank. If the Appraisal Bank has determined Appraised Value of any item as of any date within the 365 days preceding the date as of which Appraised Value of such item would otherwise again be required to be determined, the Company may, in its discretion, choose to rely on such previously determined Appraised Value. If the Company chooses to rely on such previously determined Appraised Value, the Holder who has requested such appraisal may request that the Appraisal Bank again determine Appraised Value and such newly determined Appraised Value shall be the Appraised Value, provided however, that the costs and fees associated with any such new determination of Appraised Value shall be born in their entirety by such requesting Holder. The decision of the Appraisal Bank as to Appraised Value shall be final and binding on the Company and all affected holders of Warrants or Warrant Stock.

“Board” means the Board of Directors of the Company.

“Business Day” shall mean any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Commission” shall mean the Securities and Exchange Commission or any other federal agency then administering the Securities Act and other federal securities laws.

“Common Stock” shall mean (except where the context otherwise indicates) the common stock of the Company, par value $0.001 per share, as constituted on the Original Issue Date, and any capital stock into which such Common Stock may thereafter be changed, and shall also include (i) capital stock of the Company of any other class (regardless of how denominated) issued to the holders of Common Stock upon any reclassification thereof which is also not preferred as to dividends or liquidation over any other class of stock of the Company and which is not subject to redemption and (ii) shares of capital stock of any successor or acquiring corporation (as defined in Section 4.5 hereof) received by or distributed to the holders of Common Stock in the circumstances contemplated by Section 4.5 hereof.

“Company” means MRU Holdings, Inc., and any successor entity.

“Continuously Effective”, with respect to the Registration Statement, shall mean that it shall not, except as contemplated by Section 8.2(b), cease to be effective and available for Transfers of Warrant Stock thereunder for longer than either (i) any ten consecutive Business Days, or (ii) an aggregate of thirty Business Days during the period specified in Section 8.2(a)(2).

“Convertible Securities” shall mean evidences of indebtedness, shares of stock or other securities that are convertible into or exchangeable for, with or without payment of additional consideration in cash or property, shares of Common Stock, either immediately or upon the occurrence of a specified date or a specified event.

“Credit Agreement” means that certain Credit Agreement by and between MRU Lending, Inc., the institutions from time to time parties thereto as lenders, and Nomura Credit & Capital, Inc. dated as of the Original Issue Date.

“Current Market Price” shall mean as of any specified date the average of the daily market prices of the Common Stock for the twenty (20) consecutive Trading Days immediately preceding such date. The “daily market price” for each such Trading Day shall be: (i) if the Common Stock is then listed on a national securities exchange or is listed on NASDAQ and is designated as a National Market System security, the dollar-volume weighted average sales price, as reported by Bloomberg L.P., or any successor or comparable organization, on such day on the principal stock exchange or market system on which such Common Stock is then listed or admitted to trading, or, if no such sale takes place on such day, the average of the closing bid and asked prices for the Common Stock on such day as reported on such stock exchange or market system or (ii) if the Common Stock is not then listed or admitted to trading on any national securities exchange or designated as a National Market System security on NASDAQ but is traded over-the-counter, the average of the closing bid and asked prices for the Common Stock as reported on NASDAQ or the NASD OTC Bulletin Board or in the National Daily Quotation Sheets, as applicable.

“Designated Exchange” means the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market (including the Nasdaq SmallCap Market).

“Designated Office” shall have the meaning set forth in Section 10 hereof.

“Dilution Protection Expiration Date” means the earlier of (i) the Scheduled Termination Date and (ii) thirty (30) days after any Lender Default.

“Effective Period” shall have the meaning set forth in Section 8.2(a) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

The Company shall be considered an “Exchange-Traded Issuer” if, at the time of determination, (i) the Common Stock is listed or traded on a Designated Exchange and (ii) at least a majority of its directors are Independent Directors.

“Exercise Date” shall have the meaning set forth in Section 2.1 hereof.

“Exercise Notice” shall have the meaning set forth in Section 2.1 hereof.

“Exercise Price” shall mean, in respect of a share of Common Stock at any date herein specified, the initial Exercise Price set forth in the preamble of this Warrant as adjusted from time to time pursuant to Section 4 hereof.

“Expiration Date” shall mean the earlier of (i) the tenth anniversary of the Original Issue Date and (ii) thirty (30) days after any Lender Default.

“Fair Value” per share of Common Stock as of any specified date shall mean: (i) if the Common Stock is publicly traded as of such date, the Current Market Price per share; or (ii) if the Common Stock is not publicly traded on such date, (1) the fair market value per share of Common Stock as determined in good faith by the Board and set forth in a written notice to each Holder or (2) if any such Holder objects in writing to such price as determined by the Board within thirty days after receiving notice of same, the Appraised Value per share as of such date. As regards any other property, Fair Value as of any specified date shall mean (1) the value as determined in good faith by the Board and set forth in a written notice to each Holder or (2) if any such Holder objects in writing to the value determined by the Board within thirty days after receiving notice of the same, the Appraised Value of such property.

“Fully Diluted Outstanding” shall mean, when used with reference to Common Stock, at any date as of which the number of shares thereof is to be determined, all shares of Common Stock Outstanding on such date and all shares of Common Stock issuable in respect of (x) the Warrants outstanding on such date, (y) any Convertible Securities outstanding on such date and (z) any other Stock Purchase Rights outstanding on such date, in each case regardless of whether or not the conversion, exchange, subscription or purchase rights associated with such Warrants, Convertible Securities or Stock Purchase Rights are presently exercisable.

“GAAP” shall mean generally accepted accounting principles in the United States of America as from time to time in effect.

“Holder” shall mean (a) with respect to this Warrant, the Person in whose name the Warrant set forth herein is registered on the books of the Company maintained for such purpose and (b) with respect to any other Warrant or shares of Warrant Stock, the Person in whose name such Warrant or Warrant Stock (or the Warrant which may be exercised to purchase such Warrant Stock) is registered on the books of the Company maintained for such purpose.

“Independent Director” shall mean a director who is independent, as independence for directors is defined by the Designated Exchange on which the Common Stock is then listed or traded.

“Issuance or Delivery Tax” shall have the meaning set forth in Section 2.2.

“Lender Default” shall have the meaning ascribed to such term in the Supplemental Agreement.

“Lien” shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction).

“Majority Holder” or “Majority Holders” with respect to a given determination, shall mean the Holder or Holders of Warrants and/or Warrant Stock representing more than fifty percent of all Warrant Stock (with any such Warrants being deemed to represent, for the purposes of such calculation, the shares of Warrant Stock then issuable upon exercise thereof) directly affected by such determination.

“Material Adverse Effect” shall have the meaning ascribed to such term in the Credit Agreement.

“NASD” shall mean the National Association of Securities Dealers, Inc., or any successor corporation thereto.

“Nomura” shall have the meaning set forth in the preamble to this Warrant.

“Original Issue Date” shall mean the date on which the Original Warrants were issued, as set forth on the cover page of this Warrant.

“Original Warrants” shall mean this Warrant and the Additional Warrant.

“Other Property” shall have the meaning set forth in Section 4.5 hereof.

“Outstanding” shall mean, when used with reference to Common Stock, at any date as of which the number of shares thereof is to be determined, all issued shares of Common Stock, except shares then owned or held by or for the account of the Company or any Subsidiary thereof, and shall include all shares issuable in respect of outstanding scrip or any certificates representing fractional interests in shares of Common Stock. “Outstanding”, when used with respect to Warrant Stock for the purposes of Section 8 hereof shall have the meaning set forth in Section 8.1(c) hereof.

“Person” shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Registration Expenses” shall have the meaning set forth in Section 8.5(a) hereof.

“Registration Statement” shall have the meaning set forth in Section 8.2(a) hereof.

“Scheduled Termination Date” shall have the meaning ascribed to such term in the Credit Agreement, as such date may be extended from time to time pursuant to the Credit Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Selling Holders” shall mean, with respect to the Registration Statement, the Holders who are selling at any given time.

“Shelf Registration” shall have the meaning set forth in Section 8.2(a) hereof.

“Small Business Form” shall mean, in relation to any form prescribed by the Commission for the registration under the Securities Act of securities of issuers that are not small business issuers, as such term is defined by the Commission, the comparable form prescribed by the Commission for the registration under the Securities Act of securities of small business issuers.

“Stock Purchase Rights” shall mean any options, warrants or other securities or rights to subscribe to or exercisable for the purchase of shares of Common Stock or Convertible Securities, whether or not immediately exercisable.

“Subsequent Issuance” shall mean any sale or issuance by the Company of Common Stock, Convertible Securities or Stock Purchase Rights after the Original Issue Date other than:

(i) Any issuance of Warrant Stock upon exercise of the Warrants and any issuance of Common Stock, Convertible Securities or Stock Purchase Rights (and any issuance of Common Stock pursuant to the conversion, exchange or exercise of any such Convertible Securities or Stock Purchase Rights) deemed to have been issued as of the Original Issue Date pursuant to the definition of Fully Diluted Outstanding.

(ii) At a time when the Company is not an Exchange-Traded Issuer, the issuance of Common Stock to the Company’s employees, consultants or directors pursuant to stock option and bonus plans duly adopted in good faith by the Company, provided that this exception to the definition of Subsequent Issuance shall apply only with respect to issuances of an aggregate number of shares of Common Stock that (i) in any given 12-month period is not to exceed 3% of the average number of shares of Common Stock Outstanding over such 12-month period and (ii) in any given 36-month period is not to exceed 6% of the average number of shares of Common Stock Outstanding over such 36-month period and provided further that the Company may also issue Convertible Securities and Stock Purchase Rights (and shares of Common Stock pursuant to the conversion, exchange or exercise of any such Convertible Securities or Stock Purchase Rights) pursuant to this exception to the definition of Subsequent Issuance with such issuances of Convertible Securities or Stock Purchase Rights deemed to be, for purposes of this paragraph, issuances of a number of shares of Common Stock equal to the number of shares of Common Stock that they represent the right to purchase or acquire;

(iii) At a time when the Company is an Exchange-Traded Issuer, the issuance of Common Stock, Convertible Securities or Stock Purchase Rights to the Company’s employees, consultants or directors pursuant to stock option and bonus plans duly adopted in good faith by the Company, provided that this exception to the definition of Subsequent Issuance shall apply only with respect to any such issuances that are approved by the Board or a committee of the Board comprised entirely of Independent Directors.

(iv) Any other issuance of Common Stock, Convertible Securities or Stock Purchase Rights with respect to which the Majority Warrant Holders shall have waived application of the provisions of Section 4 below.

“Subsidiary” means any corporation or association (a) more than 50% (by number of votes) of the voting stock of which is at the time owned by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries, or any other business entity in which the Company or one or more Subsidiaries or the Company and one or more Subsidiaries own more than a 50% interest either in the profits or capital of such business entity or (b) whose net earnings, or portions thereof, are consolidated with the net earnings of the Company and are recorded on the books of the Company for financial reporting purposes in accordance with GAAP.

“Supplemental Agreement” means that certain Supplemental Agreement by and between the Company, MRU Lending Holdco, LLC, MRU Lending, Inc. and Nomura, dated as of the Original Issue Date.

“Trading Day” means a day on which the principal securities market (e.g., national securities exchange, NASDAQ or OTC Bulletin Board) for the Common Stock is open for general trading.

“Transfer” shall mean any disposition of any Warrant or Warrant Stock or of any interest in either thereof, which would constitute a “sale” thereof within the meaning of the Securities Act.

“Violation” has the meaning set forth in Section 8.6(a) hereof.

“Warrant Price” shall mean an amount equal to (i) the number of shares of Common Stock being purchased upon exercise of this Warrant pursuant to Section 2.1 hereof, multiplied by (ii) the Exercise Price as of the date of such exercise.

“Warrants” shall mean the Original Warrants and all warrants issued upon transfer, division or combination of, or in substitution for, such Original Warrants or any other such Warrant. All Warrants shall at all times be identical as to terms and conditions and date, except as to the number of shares of Common Stock for which they may be exercised.

“Warrant Stock” shall be deemed to include not only shares of Common Stock issued, issuable or both upon exercise of the Original Warrants, but also (i) any other securities issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange by the Company generally for, or in replacement by the Company generally of, any shares of Warrant Stock and (ii) any securities issued in exchange for any such Warrant Stock in any merger or reorganization of the Company, but in either such case only so long as such securities have not been registered and Transferred pursuant to the Securities Act or Transferred in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions with respect to such securities are removed in connection with such Transfer.

“WS Holder” shall have the meaning set forth in Section 8.1(a) hereof.

2.	EXERCISE OF WARRANT

2.1. Manner of Exercise.

(a) The Holder of this Warrant may at any time and from time to time on and after the Original Issue Date until the Expiration Date exercise this Warrant, on any Business Day, for the number of shares of Common Stock purchasable hereunder. In order to exercise this Warrant the Holder shall (i) deliver to the Company at the Designated Office a written notice of the Holder’s election to exercise this Warrant (an “Exercise Notice”), which Exercise Notice shall specify the number of shares of Common Stock to be purchased based on the then-current total number of shares of Common Stock as to which this Warrant relates, together with this Warrant and (ii) pay to the Company the Warrant Price (the date on which both such delivery and payment shall have first taken place being hereinafter sometimes referred to as the “Exercise Date”). Such Exercise Notice shall be in the form of the subscription form appearing at the end of this Warrant as Annex A, duly executed by the Holder or its duly authorized agent or attorney.

(b) Upon receipt of such Exercise Notice, Warrant and payment, the Company shall, as promptly as practicable, and in any event within five (5) Business Days thereafter properly record (or cause to be recorded) in the Company’s record books the Holder’s ownership of the aggregate number of full shares of Common Stock issuable upon such exercise and provide the Holder with evidence of such ownership and recordation in form and substance acceptable to such Holder. This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the Exercise Date.

(c) Payment of the Warrant Price shall be made at the option of the Holder by one or more of the following methods: (i) by delivery of a certified check or wire transfer in the amount of such Warrant Price, (ii) by instructing the Company to withhold a number of shares of Warrant Stock then issuable upon exercise of this Warrant with an aggregate Fair Value equal to such Warrant Price or (iii) by surrendering to the Company shares of Common Stock previously acquired by the Holder with an aggregate Fair Value equal to such Warrant Price; provided, however, that a Holder may elect the methods described in (ii) and (iii) above only if the registration statement that the Company is required to file pursuant to Section 8.2 has not been declared effective by the Commission as of the date that is one year from the Original Issue Date. In the event of any withholding of Warrant Stock or surrender of Common Stock pursuant to clause (ii) or (iii) above where the number of shares whose Fair Value is equal to the Warrant Price is not a whole number, the number of shares withheld by or surrendered to the Company shall be rounded up to the nearest whole share and the Company shall make a cash payment to the Holder based on the incremental fraction of a share being so withheld by or surrendered to the Company in an amount determined in accordance with Section 2.3 hereof.

(d) If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing the shares of Common Stock being issued, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased shares of Common Stock called for by this Warrant. Such new Warrant shall in all other respects be identical with this Warrant.

2.2. Payment of Taxes. All shares of Common Stock issuable upon the exercise of this Warrant pursuant to the terms hereof shall be validly issued, fully paid and nonassessable, issued without violation of any preemptive rights and free and clear of all Liens (other than any created by actions of the Holder). The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issue or delivery of any shares of Common Stock issued upon the exercise of this Warrant to a Holder (each, an “Issuance or Delivery Tax”), but not with respect to any actual or deemed disposition of Common Stock acquired or deemed acquired pursuant to the exercise of this Warrant. Any such Issuance or Delivery Tax that is imposed by law upon the Holder shall be paid by the Holder and the Company shall reimburse the Holder therefor on an After-Tax Basis; provided, however, that in the event certificates for Warrant Stock are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder; and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

2.3. Fractional Shares. The Company shall not be required to issue or record a fractional share of Common Stock upon exercise of any Warrant. As to any fraction of a share that the Holder of one or more Warrants, the rights under which are exercised in the same transaction, would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to the same fraction of the Fair Value of one share of Common Stock.

2.4. Continued Validity and Application. (a) A Holder of shares of Warrant Stock issued upon the exercise of this Warrant, including any transferee of such shares (other than a transferee in whose hands such shares no longer constitute Warrant Stock as defined herein), shall continue, with respect to such shares, to be entitled to all rights granted to Holders of Warrant Stock, including the rights granted under Sections 4, 5, 7, 8, 11, 12 and 13 of this Warrant, as well as any other rights ancillary thereto or necessary for enforcement of such rights, and to be subject to all obligations that are applicable to such Holder by the terms of this Warrant.

3.	TRANSFER, DIVISION AND COMBINATION

3.1. Transfer. Subject to compliance with the Securities Act and the provisions of this Warrant, this Warrant is transferable to any Affiliate of Nomura. Each transfer of this Warrant and all rights hereunder, in whole or in part, shall be registered on the books of the Company to be maintained for such purpose, upon surrender of this Warrant at the Designated Office, together with a written assignment of this Warrant in the form of Annex B hereto duly executed by the Holder or its agent or attorney. Upon such surrender and delivery, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned and this Warrant shall promptly be cancelled. A Warrant, if properly assigned, may be exercised by the new Holder for the purchase of shares of Common Stock, on the same terms and conditions set forth herein with respect to the Original Warrants, without having a new Warrant issued.

3.2. Division and Combination. Subject to compliance with the applicable provisions of this Warrant, this Warrant may be divided or combined with other Warrants upon presentation hereof at the Designated Office, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with the applicable provisions of this Warrant as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

3.3. Expenses. The Company shall prepare, issue and deliver at its own expense any new Warrant or Warrants required to be issued under this Section 3.

3.4. Maintenance of Books. The Company agrees to maintain, at the Designated Office, or at the office of its legal counsel, books for the registration and transfer of the Warrants.

4.	ANTIDILUTION&NBSP;PROVISIONS

The number of shares of Common Stock for which this Warrant is exercisable and the Exercise Price shall be subject to adjustment from time to time as set forth in this Section 4.

4.1. Stock Dividends, Subdivisions and Combinations. If at any time the Company shall:

(i) take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend payable in, or other distribution of, additional shares of Common Stock,

(ii) subdivide its outstanding shares of Common Stock into a larger number of shares of such Common Stock, or

(iii) combine its outstanding shares of Common Stock into a smaller number of shares of such Common Stock,

then the Exercise Price shall be adjusted to equal the product of the Exercise Price in effect immediately prior to such event multiplied by a fraction the numerator of which is equal to the number of shares of Common Stock Outstanding immediately prior to the adjustment and the denominator of which is equal to the number of shares of Common Stock Outstanding immediately after such adjustment.

4.2. Issuance of Additional Shares of Common Stock.

(a) If at any time prior to the Dilution Protection Expiration Date, the Company shall issue or sell any shares of Common Stock in a Subsequent Issuance without consideration or for a consideration per share that is less than the Exercise Price in effect immediately prior to such issuance or sale, then, forthwith upon such issuance or sale, the Exercise Price shall be reduced to the price calculated by dividing (A) an amount equal to the sum of (x) the number of shares of Common Stock Outstanding immediately prior to such Subsequent Issuance multiplied by the then existing Exercise Price, plus (y) the aggregate consideration (determined in accordance with the provisions of Section 4.6 hereof), if any, received by the Company in connection with such Subsequent Issuance, by (B) the total number of shares of Common Stock Outstanding immediately after such Subsequent Issuance.

(b) The provisions of this Section 4.2 shall not apply to (i) any issuance of Common Stock for which an adjustment is provided for under Section 4.1 or (ii) any issuance or sale of Common Stock pursuant to the exercise of any Stock Purchase Rights or Convertible Securities to the extent that an adjustment shall have been previously made hereunder in connection with the issuance of such Stock Purchase Rights or Convertible Securities pursuant to the provisions of Section 4.3 hereof.

4.3. Issuances of Stock Purchase Rights and Convertible Securities.

(a) If the Company shall at any time prior to the Dilution Protection Expiration Date, sell or grant any Stock Purchase Rights to any Person in a Subsequent Issuance, then, for the purpose of Section 4.2 above, the Company shall be deemed to have issued at that time a number of shares of Common Stock equal to the maximum number of shares of Common Stock that are or may become issuable upon exercise of such Stock Purchase Rights (or upon exercise of any Convertible Securities issuable upon exercise of such Stock Purchase Rights) for a consideration per share equal to (i) the aggregate consideration per share (determined in accordance with the provisions of Section 4.6 hereof) received by the Company in connection with the issuance, sale or grant of such Stock Purchase Rights plus (ii) the minimum amount of such consideration per share receivable by the Company in connection with the exercise of such Stock Purchase Rights (and the exercise of any Convertible Securities issuable upon exercise of such Stock Purchase Rights).

(b) If the Company shall at any time prior to the Dilution Protection Expiration Date, sell or grant any Convertible Securities to any Person in a Subsequent Issuance, then, for the purposes of Section 4.2 above, the Company shall be deemed to have issued at that time a number of shares of Common Stock equal to the maximum number of shares of Common Stock that are or may become issuable upon the exercise of the conversion or exchange rights associated with such Convertible Securities for a consideration per share equal to (i) the aggregate consideration per share (determined in accordance with the provisions of Section 4.6 hereof) received by the Company in connection with the issuance or sale of such Convertible Securities plus (ii) the minimum amount of such consideration per share receivable by the Company in connection with the exercise of such conversion or exchange rights.

(c) If, at any time after any adjustment of the Exercise Price shall have been made hereunder as the result of any issuance, sale or grant of any Stock Purchase Rights or Convertible Securities, the maximum number of shares issuable upon exercise of such Stock Purchase Rights or of the rights of conversion or exchange associated with such Convertible Securities shall increase, or the minimum amount of consideration per share receivable in connection with such exercise shall decrease, whether by operation of any antidilution rights pertaining to such Stock Purchase Rights or Convertible Securities, by agreement of the parties or otherwise, the Exercise Price then in effect shall first be readjusted to eliminate the effects of the original issuance, sale or grant of such Stock Purchase Rights or Convertible Securities on such Exercise Price and then readjusted as if such Stock Purchase Rights or Convertible Securities had been issued on the effective date of such increase in number of shares or decrease in consideration, but only if the effect of such two-step readjustment is to reduce the Exercise Price below the Exercise Price in effect immediately prior to such increase or decrease.

(d) If, at any time after any adjustment of the Exercise Price shall have been made hereunder as the result of any issuance, sale or grant of any Stock Purchase Rights or Convertible Securities, any of such Stock Purchase Rights or the rights of conversion or exchange associated with such Convertible Securities shall expire by their terms or any of such Stock Purchase Rights or Convertible Securities shall be repurchased by the Company or a Subsidiary thereof for a consideration per underlying share of Common Stock not exceeding the amount of such consideration received by the Company in connection with the issuance, sale or grant of such Stock Purchase Rights or Convertible Securities, the Exercise Price then in effect shall forthwith be increased to the Exercise Price that would have been in effect if such expiring Stock Purchase Rights or rights of conversion or exchange or such repurchased Stock Purchase Rights or Convertible Securities had never been issued. Similarly, if at any time after any such adjustment of the Exercise Price shall have been made pursuant to Section 4.2 (i) any additional consideration is received or becomes receivable by the Company in connection with the issuance or exercise of such Stock Purchase Rights or Convertible Securities or (ii) there is a reduction in the conversion ratio applicable to such Convertible Securities so that fewer shares of Common Stock will be issuable upon the conversion or exchange thereof or there is a decrease in the number of shares of Common Stock issuable upon exercise of such Stock Purchase Rights, the Exercise Price then in effect shall be forthwith readjusted to the Exercise Price that would have been in effect had such changes taken place at the time that such Stock Purchase Rights or Convertible Securities were initially issued, granted or sold. In no event shall any readjustment under this Section 4.3(d) affect the validity of any shares of Warrant Stock issued upon any exercise of this Warrant prior to such readjustment, nor shall any such readjustment have the effect of increasing the Exercise Price above the Exercise Price that would have been in effect if the related Stock Purchase Rights or Convertible Securities had never been issued.

4.4. Adjustment of Number of Shares Purchasable. Upon any adjustment of the Exercise Price as provided in Section 4.1, 4.2 or 4.3 hereof, the Holder hereof shall thereafter be entitled to purchase upon the exercise of this Warrant, at the Exercise Price resulting from such adjustment, the number of shares of Common Stock (calculated to the nearest 1/100th of a share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable on the exercise hereof immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

4.5. Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets. In case the Company shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another corporation (where the Company is not the surviving corporation or where there is any change whatsoever in, or distribution with respect to, the Outstanding Common Stock of the Company), or sell, transfer or otherwise dispose of all or substantially all of its property, assets or business to another corporation and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, (i) shares of common stock of the successor or acquiring corporation or of the Company (if it is the surviving corporation) or (ii) any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”) are to be received by or distributed to the holders of Common Stock of the Company who are holders immediately prior to such transaction, then the Holder of this Warrant shall have the right thereafter to receive, upon exercise of this Warrant, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event. In such event, the aggregate Exercise Price otherwise payable for the shares of Common Stock issuable upon exercise of this Warrant shall be allocated among the shares of common stock and Other Property receivable as a result of such reorganization, reclassification, merger, consolidation or disposition of assets in proportion to the respective fair market values of such shares of common stock and Other Property as determined in good faith by the Board. In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation (if other than the Company) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Warrant to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be reasonably deemed appropriate (as determined by resolution of the Board) in order to provide for adjustments of any shares of the common stock of such successor or acquiring corporation for which this Warrant thus becomes exercisable, which modifications shall be as equivalent as practicable to the adjustments provided for in this Section 4. For purposes of this Section 4.5, “common stock of the successor or acquiring corporation” shall include stock of such corporation of any class that is not preferred as to dividends or assets over any other class of stock of such corporation and that is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities that are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions of this Section 4.5 shall similarly apply to successive reorganizations, reclassification, mergers, consolidations or disposition of assets.

4.6. Determination of Consideration. For purposes of Sections 4.2, 4.3 and 4.4 hereof, the consideration received and/or receivable by the Company in connection with the issuance, sale, grant or exercise of additional shares of Common Stock, Stock Purchase Rights or Convertible Securities, irrespective of the accounting treatment of such consideration, shall be valued as follows:

(1) Cash Payment. In the case of cash, the net amount received by the Company after deduction of any accrued interest or dividends.

(2) Securities or Other Property. In the case of securities or other property, the fair market value thereof as of the date immediately preceding such issuance, sale, grant or exercise as reasonably determined in good faith by the Board.

(3) Allocation Related to Common Stock. In the event shares of Common Stock are issued or sold together with other securities or other assets of the Company for a consideration which covers both, the consideration received (computed as provided in (1) and (2) above) shall be allocable to such shares of Common Stock as reasonably determined in good faith by the Board.

(4) Allocation Related to Stock Purchase Rights and Convertible Securities. In case any Stock Purchase Rights or Convertible Securities shall be issued or sold together with other securities or other assets of the Company, together comprising one integral transaction in which no specific consideration is allocated to the Stock Purchase Rights or Convertible Securities, the consideration allocable to such Stock Purchase Rights or Convertible Securities shall be reasonably determined in good faith by the Board.

(5) Dividends in Securities. In case the Company shall declare a dividend or make any other distribution upon any stock of the Company payable in either case in Common Stock or Convertible Securities, such Common Stock or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without new or additional consideration.

(6) Merger, Consolidation or Sale of Assets. In case any shares of Common Stock, Stock Purchase Rights or Convertible Securities shall be issued in connection with any merger or consolidation in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the assets and business of the non-surviving corporation attributable to such Common Stock, Stock Purchase Rights or Convertible Securities, as is reasonably determined in good faith by the Board.

(7) Challenge to Good Faith Determination. Whenever the Board shall be required to make a determination in good faith of the fair value of any item under this Section 4, such determination may be challenged in good faith by the Majority Holders, and any dispute shall be resolved by the Appraisal Bank.

4.7. Other Dilutive Events. In case any event shall occur as to which the other provisions of this Section 4 are not strictly applicable but as to which the failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principles hereof (including, without limitation, the issuance of securities other than Common Stock which have the right to participate in distributions to the holders of Common Stock, the granting of “phantom stock” rights or “stock appreciation rights” or the repurchase of outstanding shares of Common Stock, Convertible Securities or Stock Purchase Rights for a purchase price exceeding the fair market value thereof), then, in each such case, either the Warrant Holder, Warrant Stock Holder or the Company may request that the Appraisal Bank make a determination as to the adjustment, if any, required to be made on a basis consistent with the essential intent and principles established herein as a result of such event in order to preserve the purchase rights represented by the Warrants. The decision of the Appraisal Bank shall be final and binding on the Company and all affected holders of Warrants or Warrant Stock. Promptly after receipt of the opinion of the Appraisal Bank, the Company shall take any actions necessary to implement same.

4.8. Other Provisions Applicable to Adjustments Under this Section. The following provisions shall be applicable to the adjustments provided for pursuant to this Section 4:

(a) When Adjustments To Be Made. The adjustments required by this Section 4 shall be made whenever and as often as any specified event requiring such an adjustment shall occur. For the purpose of any such adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

(b) Record Date. In case the Company shall take a record of the holders of the Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Convertible Securities or Stock Purchase Rights or (ii) to subscribe for or purchase Common Stock, Convertible Securities or Stock Purchase Rights, then all references in this Section 4 to the date of the issuance or sale of such shares of Common Stock, Convertible Securities or Stock Purchase Rights shall be deemed to be references to such record date.

(c) Fractional Interests. In computing adjustments under this Section 4, fractional interests in Common Stock shall be taken into account to the nearest 1/100th of a share.

(d) When Adjustment Not Required. If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution to which the provisions of Section 4.1 would apply, but shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(e) Maximum Exercise Price. Except as provided in Section 4.1 above, at no time shall the Exercise Price per share of Common Stock exceed the amount set forth in the preamble of this Warrant.

(f) Certain Limitations. Notwithstanding anything herein to the contrary, the Company agrees not to enter into any transaction that, by reason of any adjustment under Section 4.1, 4.2 or 4.3 above, would cause the Exercise Price to be less than the par value of the Common Stock, if any, unless the Company first reduces the par value of the Common Stock to be less than the Exercise Price that would result from such transaction.

(g) Notice of Adjustments. Whenever the number of shares of Common Stock for which this Warrant is exercisable or the Exercise Price shall be adjusted pursuant to this Section 4, the Company shall forthwith prepare a certificate to be executed by the chief financial officer of the Company setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated, specifying the number of shares of Common Stock for which this Warrant is exercisable and (if such adjustment was made pursuant to Section 4.5) describing the number and kind of any other shares of stock or Other Property for which this Warrant is exercisable, and any related change in the Exercise Price, after giving effect to such adjustment or change. The Company shall promptly cause a signed copy of such certificate to be delivered to each Holder in accordance with Section 13.2. The Company shall keep at its principal office or at the Designated Office, if different, copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by any Holder or any prospective transferee of a Warrant designated by a Holder thereof.

(h) Independent Application. Except as otherwise provided herein, all subsections of this Section 4 are intended to operate independently of one another (but without duplication). If an event occurs that requires the application of more than one subsection, all applicable subsections shall be given independent effect without duplication.

4.9. Pre-emptive Rights. In the event that the Company at any time grants any pre-emptive rights to any holder of equity securities of the Company to purchase any shares of Common Stock, Convertible Securities or Stock Purchase Rights, the Company shall grant similar pre-emptive rights to each holder of Warrant Stock then outstanding or thereafter issued.

5.	NO IMPAIRMENT

The Company shall not by any action, including, without limitation, amending its charter documents or through any reorganization, reclassification, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other similar voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, free and clear of all Liens, and shall use its best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

6.	RESERVATION AND AUTHORIZATION OF COMMON STOCK; REGISTRATION WITH OR APPROVAL OF ANY GOVERNMENTAL AUTHORITY

From and after the Original Issue Date, the Company shall at all times reserve and keep available for issuance upon the exercise of the Warrants such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of all outstanding Warrants. All shares of Common Stock issuable pursuant to the terms hereof, when issued upon exercise of this Warrant with payment therefor in accordance with the terms hereof, shall be duly and validly issued and fully paid and nonassessable, not subject to preemptive rights and shall be free and clear of all Liens. Before taking any action that would result in an adjustment in the number of shares of Common Stock for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction over such action. If any shares of Common Stock required to be reserved for issuance upon exercise of Warrants require registration or qualification with any governmental authority under any federal or state law before such shares may be so issued, the Company will in good faith and as expeditiously as possible and at its expense endeavor to cause such shares to be duly registered.

7.	NOTICE OF CORPORATE ACTIONS; TAKING OF RECORD; TRANSFER BOOKS

7.1. Notices of Corporate Actions. In the event of: (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities, (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any consolidation or merger involving the Company and any other Person or any transfer or other disposition of all or substantially all the assets of the Company to another Person, (c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company, (d) any amendment of the Certificate of Incorporation of the Company or (e) any registration or public offering of Common Stock, the Company shall mail to each Holder of a Warrant in accordance with the provisions of Section 13.2 hereof a notice specifying (i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right and (ii) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, disposition, dissolution, liquidation, winding-up, amendment or offering is to take place or become effective, the time, if any such time is to be fixed, as of which the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for the securities or Other Property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, disposition, dissolution, liquidation or winding-up and a description in reasonable detail of the transaction. Such notice shall be mailed to the extent practicable at least thirty (30), but not more than ninety (90) days prior to the date therein specified. In the event that the Company at any time sends any other notice to the holders of its Common Stock, it shall concurrently send a copy of such notice to each Holder of a Warrant.

7.2. Taking of Record. In the case of all dividends or other distributions by the Company to the holders of its Common Stock with respect to which any provision of any Section hereof refers to the taking of a record of such holders, the Company will in each such case take such a record and will take such record as of the close of business on a Business Day.

7.3. Closing of Transfer Books. The Company shall not at any time, except upon dissolution, liquidation or winding up of the Company, close its stock transfer books or Warrant transfer books so as to result in preventing or delaying the exercise or transfer of any Warrant.

8.	REGISTRATION RIGHTS

8.1. Certain Definitions. For the purposes of this Section 8:

(a) The Holders of Warrants and Warrant Stock are collectively referred to as “WS Holders”.

(b) Each WS Holder shall be deemed to “hold”, as of any specified date, the aggregate of (i) the number of shares of Warrant Stock held by such WS Holder as of such date plus (ii) the number of shares of Warrant Stock issuable upon exercise of any Warrants held by such WS Holder as of such date.

(c) The total number of shares of Warrant Stock deemed “outstanding” as of a specified date will be equal to (i) the total number of shares of Warrant Stock Outstanding as of such date plus (ii) the number of shares of Warrant Stock issuable upon exercise of all outstanding Warrants as of such date.

8.2. Registration of Warrant Stock.

(a) The Company shall:

(1) Within 45 days of the Original Issue Date, file a registration statement for the sale or other disposition of all of the Warrant Stock (which registration statement shall specify that the registered offering is being made on a delayed or continued basis pursuant to Rule 415 under the Securities Act) (the “Registration Statement”) and use the Company’s best efforts to have the Registration Statement declared effective under the Securities Act within 120 days of the Original Issue Date; and

(2) Use the Company’s best efforts to keep such Registration Statement Continuously Effective until the Expiration Date or such earlier date as of which all Warrant Stock covered by the Registration Statement shall have been disposed of in the manner described therein (such period, the “Effective Period”).

(b) The Company shall be entitled to suspend for up to 90 days the ability of WS Holders to sell under the Registration Statement if the Board determines, in its good faith reasonable judgment (with the concurrence of the managing underwriter, if any), that the Transfer of Warrant Stock at such time would materially interfere with, or require premature disclosure of, any financing, acquisition, reorganization or other material transaction involving the Company or any of its Subsidiaries and the Company promptly gives notice to Nomura and each WS Holder of such determination; provided, however, that the Company shall have the ability to suspend the effectiveness of the Registration Statement pursuant to this Section 8.2(b) only once during any given 12-month period.

(c) The Registration Statement shall be on Form SB-2 or such appropriate registration form of the Commission as shall be selected by the Company and be reasonably acceptable to Nomura. If any offering to be made pursuant to the Registration Statement involves an underwritten offering (whether on a “firm”, “best efforts” or “all reasonable efforts” basis or otherwise), or an agented offering, the Majority Holders shall have the right to select the underwriter or underwriters and manager or managers to administer such underwritten offering or the placement agent or agents for such agented offering; provided, however, that each Person so selected shall be reasonably acceptable to the Company.

8.3. Registration Procedures. In connection with the filing of the Registration Statement, the Company shall, as expeditiously as practicable:

(a) Before filing the Registration Statement or related prospectus or any amendments or supplements thereto, including documents incorporated by reference after the initial filing of the Registration Statement and prior to effectiveness thereof, the Company shall furnish to counsel for Nomura, copies of all such documents in the form substantially as proposed to be filed with the Commission at least four (4) Business Days prior to filing for review and comment by such counsel.

(b) Prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of the Securities Act and rules thereunder with respect to the disposition of all securities covered by the Registration Statement. If a WS Holder wishes to make any sales under the Registration Statement through the means of an underwritten offering, the Company shall amend the Registration Statement or supplement the related prospectus whenever required by the terms of the underwriting agreement entered into pursuant to Section 8.4(e). Subject to Rule 415 under the Securities Act, the Company shall amend the Registration Statement or supplement the related prospectus so that it will remain current and in compliance with the requirements of the Securities Act throughout the Effective Period, and if during such period any event or development occurs as a result of which the Registration Statement or related prospectus contains a misstatement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify each WS Holder, amend the Registration Statement or supplement the related prospectus so that each will thereafter comply with the Securities Act and furnish to each WS Holder such amended or supplemented prospectus, which each such WS Holder shall thereafter use in the Transfer of Warrant Stock covered by the Registration Statement. Pending such amendment or supplement each such Selling Holder shall cease making offers or Transfers of Warrant Stock pursuant to the prior prospectus. In the event that any Warrant Stock included in the Registration Statement remains unsold at the end of the Effective Period, the Company may file a post-effective amendment to the Registration Statement for the purpose of removing such Warrant Stock from registered status.

(c) Furnish to each WS Holder, without charge, such numbers of copies of the Registration Statement, any pre-effective or post-effective amendment thereto, the prospectus, including each preliminary prospectus and any amendments or supplements thereto, in each case in conformity with the requirements of the Securities Act and the rules thereunder, and such other related documents as each WS Holder may reasonably request in order to facilitate the disposition of Registrable Securities owned by it.

(d) Use the Company’s best efforts (i) to register and qualify the securities covered by the Registration Statement under such other securities or blue sky laws of such states or jurisdictions (including foreign jurisdictions) as shall be reasonably requested by the Majority Holders, and (ii) to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of the offer and transfer of the Warrant Stock in any jurisdiction, at the earliest possible moment; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event that any WS Holder shall choose to enter into an underwriting agreement or agency agreement with respect to any portion of the offering to be made pursuant to the Registration Statement, enter into and perform the Company’s obligations under an underwriting or agency agreement (including indemnification and contribution obligations of underwriters or agents), in usual and customary form, with the managing underwriter or underwriters of or agents for such offering. The Company shall also cooperate with the Selling Holders and the managing underwriter for such offering in the marketing of the Warrant Stock, including making available the Company’s officers, accountants, counsel, premises, books and records for such purpose, provided that the Company shall not be required to incur any out-of-pocket expense (other than out-of-pocket expenses that the relevant WS Holder has agreed to reimburse) pursuant to this Section 8.3(e).

(f) Promptly notify Nomura and each other WS Holder of any stop order issued or threatened to be issued by the Commission in connection with the Registration Statement (and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered).

(g) Make generally available to the Company’s security holders copies of all periodic reports, proxy statements, and other information referred to in Section 8.8(a) and an earnings statement satisfying the provisions of Section 11(a) of the Securities Act no later than 90 days following the end of the 12-month period beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the Registration Statement.

(h) Make available for inspection by Nomura or any other Majority Holder, any underwriter participating in any offering pursuant to the Registration Statement and the representatives of Nomura or any other Majority Holder and such underwriter, all financial and other information as shall be reasonably requested by them, and provide Nomura or any other Majority Holder, any underwriter participating in such offering and any of their representatives the opportunity to discuss the business affairs of the Company with its principal executives and independent public accountants who have certified the audited financial statements included in the Registration Statement, in each case all as necessary to enable them to exercise their due diligence responsibility under the Securities Act; provided, however, that information that the Company determines, in good faith, to be confidential and which the Company advises such Person in writing is confidential shall not be disclosed unless such Person signs a confidentiality agreement reasonably satisfactory to the Company or the related Selling Holder agrees to be responsible for such Person’s breach of confidentiality on terms reasonably satisfactory to the Company.

(i) Use the Company’s best efforts to obtain a so-called “comfort letter” from its independent public accountants, and legal opinions of counsel to the Company addressed to the Selling Holders, in customary form and covering such matters of the type customarily covered by such letters, and in a form that shall be reasonably satisfactory to the Selling Holders. The Company shall furnish to each Selling Holder a signed counterpart of any such comfort letter or legal opinion. Delivery of any such opinion or comfort letter shall be subject to the recipient furnishing such written representations or acknowledgements as are customarily provided by selling shareholders who receive such comfort letters or opinions.

(j) Provide and cause to be maintained a transfer agent and registrar for all Warrant Stock from and after a date not later than the effective date of the Registration Statement.

(k) Use all reasonable efforts to cause the Warrant Stock covered by the Registration Statement (i) if the Common Stock is then listed on a securities exchange or included for quotation in a recognized trading market, to continue to be so listed or included for a reasonable period of time after the offering, and (ii) to be registered with or approved by such other United States, state or foreign governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the WS Holders to consummate the disposition of such Registrable Securities.

(l) Use the Company’s reasonable efforts to provide a CUSIP number for the Common Stock prior to the effective date of the Registration Statement and to maintain such CUSIP number for so long as the Registration Statement shall be effective.

(m) Take such other actions as are reasonably required in order to expedite or facilitate the disposition of Warrant Stock.

8.4. Selling Holders’ Obligations. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 8 with respect to the Registration Statement that the Holder of such Warrant Stock shall furnish to the Company such information regarding such Holder, the number of Shares of Warrant Stock owned by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Warrant Stock, and to cooperate with the Company in preparing such registration;

8.5. Expenses of Registration. Expenses incurred in connection with the Registration Statement shall be allocated and paid as follows:

(a) The Company shall bear and pay all expenses incurred in connection with the Registration Statement, including all registration, filing and NASD fees, all fees and expenses of complying with securities or blue sky laws or similar non-U.S. laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for the Company, and of the Company’s independent public accountants, including the expenses of “comfort” letters required by or incident to such performance and compliance, and, with respect to the initial filing of the Registration Statement and each amendment to the Registration Statement or supplement to the related prospectus, the reasonable fees and disbursements of one firm of counsel for the Holders of Warrant Stock (the “Registration Expenses”), but excluding underwriting discounts and commissions relating to Registrable Securities (which shall be paid on a pro rata basis by the Selling Holders).

(b) Any failure of the Company to pay any Registration Expenses as required by this Section 8.5 shall not relieve the Company of its obligations under this Section 8.

8.6. Indemnification; Contribution. In connection with the Registration Statement,

(a) To the extent permitted by applicable law, the Company shall indemnify and hold harmless each Selling Holder, each Person, if any, who controls such Selling Holder within the meaning of the Securities Act, and each officer, director, partner, and employee of such Selling Holder and such controlling Person, against any and all losses, claims, damages, liabilities and expenses (joint or several), including attorneys’ fees and disbursements and expenses of investigation, incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation, or to which any of the foregoing Persons may become subject under the Securities Act, the Exchange Act or other federal or state laws, insofar as such losses, claims, damages, liabilities and expenses arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i) Any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any preliminary prospectus or final prospectus contained therein, or any amendments or supplements thereto;

(ii) The omission or alleged omission to state therein a material fact required to be stated in the Registration Statement, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or

(iii) Any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any applicable state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any applicable state securities law;

provided, however, that the indemnification required by this Section 8.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or expense if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or expense to the extent that it is determined by a court of competent jurisdiction by a final non-appealable order to have solely arisen out of or be based upon a Violation which occurred in reliance upon and in conformity with written information furnished to the Company by the indemnified party expressly for use in connection with such registration; provided, further, that the indemnity agreement contained in this Section 8.6(a) shall not apply to any underwriter to the extent that any such loss is based on or arises out of an untrue statement or alleged untrue statement of a material fact, or an omission or alleged omission to state a material fact, contained in or omitted from any preliminary prospectus if the final prospectus shall correct such untrue statement or alleged untrue statement, or such omission or alleged omission, and a copy of the final prospectus has not been sent or given to such person at or prior to the confirmation of sale to such person if such underwriter was under an obligation to deliver such final prospectus and failed to do so. The Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers, directors, agents and employees and each person who controls such persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the extent provided in the underwriting agreement.

(b) To the extent permitted by applicable law, each Selling Holder shall indemnify and hold harmless the Company, each of its directors, each of its officers who shall have signed the Registration Statement, each Person, if any, who controls the Company within the meaning of the Securities Act, any other Selling Holder, any controlling Person of any such other Selling Holder and each officer, director, partner, and employee of such other Selling Holder and such controlling Person, against any and all losses, claims, damages, liabilities and expenses (joint and several), including attorneys’ fees and disbursements and expenses of investigation, incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation, or to which any of the foregoing Persons may otherwise become subject under the Securities Act, the Exchange Act or other federal or state laws, insofar as such losses, claims, damages, liabilities and expenses are determined by a court of competent jurisdiction by a final non-appealable order to have solely arisen out of or be based upon a Violation that occurred in reliance upon and in conformity with written information furnished by such Selling Holder expressly for use in connection with such Registration Statement; provided, however, that (x) the indemnification required by this Section 8.6(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or expense if settlement is effected without the consent of the relevant Selling Holder, which consent shall not be unreasonably withheld, and (y) in no event shall the amount of any indemnity under this Section 8.6(b) exceed the net proceeds from the applicable offering received by such Selling Holder.

(c) Promptly after receipt by an indemnified party under this Section 8.6 of notice of the commencement of any action, suit, proceeding, investigation or threat thereof made in writing for which such indemnified party may make a claim under this Section 8.6, such indemnified party shall deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and disbursements and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time following the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 8.6 but shall not relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than pursuant to this Section 8.6. Any fees and expenses incurred by the indemnified party (including any fees and expenses incurred in connection with investigating or preparing to defend such action or proceeding) shall be paid to the indemnified party, as incurred, within thirty (30) days of written notice thereof to the indemnifying party (regardless of whether it is ultimately determined that an indemnified party is not entitled to indemnification hereunder).  Any such indemnified party shall have the right to employ separate counsel in any such action, claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expenses of such indemnified party unless (i) the indemnifying party has agreed to pay such fees and expenses or (ii) the indemnifying party shall have failed to promptly assume the defense of such action, claim or proceeding or (iii) the named parties to any such action, claim or proceeding (including any impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the indemnifying party and that the assertion of such defenses would create a conflict of interest such that counsel employed by the indemnifying party could not faithfully represent the indemnified party (in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action, claim or proceeding on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action, claim or proceeding or separate but substantially similar or related actions, claims or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all such indemnified parties, unless in the reasonable judgment of such indemnified party, based on advice of outside counsel, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such action, claim or proceeding, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels). No indemnifying party shall be liable to an indemnified party for any settlement of any action, proceeding or claim without the written consent of the indemnifying party, which consent shall not be unreasonably withheld.

(d) If the indemnification required by this Section 8.6 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to in this Section 8.6:

(i) The indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any Violation has been committed by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such Violation. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 8.6(a) and Section 8.6(b), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

(ii) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8.6(d) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in Section 8.6(d)(i) above. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e) If indemnification is available under this Section 8.6, the indemnifying parties shall indemnify each indemnified party to the full extent provided in this Section 8.6 without regard to the relative fault of such indemnifying party or indemnified party or any other equitable consideration referred to in Section 8.6(d) above.

(f) The indemnification required by this Section 8.6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

(g) The obligations of the Company and the Selling Holders under this Section 8.6 shall survive the completion of any offering of Warrant Stock pursuant to the Registration Statement, and otherwise.

8.7. Holdback. Each WS Holder, if so requested by the managing underwriter in connection with a registered offering by the Company of Common Stock, Convertible Securities Stock Purchase Rights, shall not effect any public sale or distribution of shares of Common Stock (excluding any sale pursuant to Rule 144 or Rule 144A under the Securities Act and any sale as part of such underwritten or agented registration), during the 5-day period prior to, and during the 90-day period beginning on, the date such registration statement is declared effective under the Securities Act by the Commission, provided that such WS Holder is timely notified of such effective date in writing by such managing underwriter and provided further that such WS Holder is given the right to participate as a seller in such underwritten or agented offering on the same terms as the Company or such other Persons on whose behalf Registration Statement has been filed have agreed to sell their securities.

8.8. Additional Covenants of the Company. The Company hereby agrees and covenants as follows:

(a) The Company shall file as and when applicable, on a timely basis, all reports required to be filed by it under the Exchange Act. If the Company is not required to file reports pursuant to the Exchange Act or fails to file required reports, upon the request of any WS Holder, the Company shall make available to such requesting WS Holder the information specified in subparagraph (c)(2) of Rule 144 of the Securities Act, and take such further action as may be reasonably required from time to time and as may be within the reasonable control of the Company, to enable WS Holders to Transfer Warrants or Warrant Stock without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act or any similar rule or regulation hereafter adopted by the Commission. In addition, promptly upon the request of any WS Holder, the Company shall provide such WS Holder with such financial statements, reports and other information as may be required to permit such WS Holder to Transfer shares of Warrant Stock to Qualified Institutional Buyers pursuant to Rule 144A of the Securities Act.

(b) The Company shall not, and shall not permit its Subsidiaries to, effect any public or private sale or distribution of any shares of Common Stock, Convertible Securities or Stock Purchase Rights, or file any Registration Statement relating to such a sale, during the 5 Business Days prior to, and during the 90-day period beginning following any date specified by Nomura in a notice given to the Company, provided that Nomura shall not designate more than one such date in any 12-month period.

9.	LOSS OR MUTILATION

Upon receipt by the Company from any Warrant Holder of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Warrant and an indemnity reasonably satisfactory to it (it being understood that the written indemnification agreement of or affidavit of loss of Nomura shall be a sufficient indemnity) and, in case of mutilation, upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new Warrant of like tenor to such Holder; provided, however, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

10.	OFFICE OF THE COMPANY

As long as any of the Warrants remain outstanding, the Company shall maintain an office or agency, which may be the principal executive offices of the Company (the “Designated Office”), where the Warrants may be presented for exercise, registration of transfer, division or combination as provided in this Warrant. Such Designated Office shall initially be the office of the Company at 600 Lexington Avenue, 3rd Floor, New York, New York 10022. The Company may from time to time change the Designated Office to another office of the Company or its agent within the United States by notice given to all registered holders of Warrants at least ten Business Days prior to the effective date of such change.

11.	DILUTION FEE

In the event that the Company at any time after the Original Issue Date shall pay a dividend or make any other distribution with respect to its Common Stock (or any other shares of the capital stock of the Company for which this Warrant becomes exercisable pursuant to Section 4 above) whether in the form of cash, evidences of indebtedness, securities or other property (other than a stock dividend subject to the provisions of Section 4.1 above), then the Holder of this Warrant shall be entitled to receive a dilution fee (a “Dilution Fee”) payable in cash on the date of payment of such dividend or other distribution equal to the number of shares of Common Stock (or such other shares of stock) issuable upon exercise of this Warrant on such date multiplied by the sum of (x) the amount of cash and (y) the Fair Value of any evidences of indebtedness, securities or other property distributed with respect to each share of Common Stock (or such other stock).

12.	CERTAIN COVENANTS OF THE COMPANY

From the date hereof until the Expiration Date, the Company covenants and agrees that:

12.1. Compliance with Laws; Preservation of Corporate Existence. The Company will comply in all material respects with all applicable laws, rule, regulations and orders and preserve and maintain its legal existence, and will preserve and maintain its rights, franchises, qualifications and privileges in all material respects.

12.2. Taxes. The Company will pay when due all taxes, assessments, charges and levies imposed upon it or any of its properties or which it is required to withhold and pay over, except where such taxes, assessments or charges shall be contested in good faith by appropriate proceedings and where adequate reserves therefor have been set aside on its books.

12.3. Litigation. The Company will give prompt notice to Nomura of all litigation and proceedings affecting the Company which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the Company.

12.4. Additional Information. The Company shall notify Nomura if at any time it ceases to be subject to the reporting requirements of the Exchange Act. During any period that the Company shall not be subject to such requirements, the Company shall, until the Expiration Date, (i) provide to Nomura information that is comparable in all material respects to the information that the Company would have been required to file with the Commission were it still subject to such requirements, and (ii) notify Nomura of such information on the same schedule that it would have been required to file such information with the Commission.

12.5. Rights Agreements. If the Company shall adopt a stockholder rights plan or other agreement pursuant to which holders of any Company security (including “rights” that are issued to holders of Common Stock) shall have the right to acquire additional shares of Common Stock, other securities or property upon the acquisition by holders of in excess of a specified percentage of Common Stock, such plan shall specify that the acquisition by Nomura of Common Stock, pursuant to the exercise of the Warrants shall not trigger such right to receive Common Stock, other securities or property.

13.	MISCELLANEOUS

13.1. Nonwaiver. No course of dealing or any delay or failure to exercise any right hereunder on the part of the Company or the Holder of this Warrant shall operate as a waiver of such right or otherwise prejudice the rights, powers or remedies of such Person.

13.2. Notice Generally. Any notice, demand, request, consent, approval, declaration, delivery or communication hereunder to be made pursuant to the provisions of this Warrant shall be sufficiently given or made if in writing and either delivered in person with receipt acknowledged or sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(a) if to any Holder of this Warrant or of Warrant Stock issued upon the exercise hereof, at its last known address appearing on the books of the Company maintained for such purpose;

(b) if to the Company, at its Designated Office, with a copy to:

                    McGuireWoods LLP
                    1345 Avenue of the Americas, 7th Floor
                    New York, New York 10105
                    Attention: Louis W. Zehil, Esq.
                    (212) 548-2138 (direct)
                    (212) 548-2175 (facsimile)

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, or three Business Days after the same shall have been deposited in the United States mail, or one Business Day after the same shall have been delivered to Federal Express or another overnight courier service.

13.3. Limitation of Liability. No provision hereof, in the absence of affirmative action by the Holder of this Warrant to purchase shares of Common Stock, and no enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of such Holder to pay the Exercise Price for any Warrant Stock other than pursuant to an exercise of this Warrant or any liability as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

13.4. Remedies. Each Holder of Warrants and/or Warrant Stock, in addition to being entitled to exercise its rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights provided under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees, in an action for specific performance, to waive the defense that a remedy at law would be adequate.

13.5. Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the permitted successors and assigns of the Holder hereof. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and to the extent applicable, all Holders of shares of Warrant Stock issued upon the exercise hereof (including transferees), and shall be enforceable by any such Holder.

13.6. Amendment. This Warrant and all other Warrants may be modified or amended or the provisions hereof waived with the written consent of the Company and the Majority Holder or Holders, provided that no such Warrant may be modified or amended to reduce the number of shares of Common Stock for which such Warrant is exercisable or to increase the price at which such shares may be purchased upon exercise of such Warrant (before giving effect to any adjustment as provided therein) without the written consent of the Holder thereof.

13.7. Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant.

13.8. Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

13.9. GOVERNING LAW; JURISDICTION. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS WARRANT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, EXCEPT WITH RESPECT TO THE VALIDITY OF THIS WARRANT, THE ISSUANCE OF WARRANT STOCK UPON EXERCISE HEREOF AND THE RIGHTS AND DUTIES OF THE COMPANY WITH RESPECT TO REGISTRATION OF TRANSFER, WHICH SHALL BE GOVERNED BY THE LAWS OF DELAWARE. THE COMPANY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK CITY, SHALL HAVE, EXCEPT AS SET FORTH BELOW, EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE COMPANY AND THE HOLDER OF THIS WARRANT PERTAINING TO THIS WARRANT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, PROVIDED, THAT IT IS ACKNOWLEDGED THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK CITY.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed and attested by its Secretary or an Assistant Secretary.

MRU HOLDINGS, INC.

By:_________________________
      Name: Louis W. Zehil
      Title: Secretary

ANNEX A

SUBSCRIPTION FORM

The undersigned registered owner of this Warrant exercises this Warrant for the purchase of ______ shares Common Stock of MRU Holdings, Inc. and herewith makes payment therefor, all at the price and on the terms and conditions specified in this Warrant and requests that certificates for the shares of Common Stock hereby purchased (and any securities or other property issuable upon such exercise) be issued in the name of and delivered to _________________ whose address is ______________________________________________ and represents that the Warrant being here delivered is not subject to any lien or encumbrance, other than any lien or encumbrance created by this Warrant.

_________________________________
(Name of Registered Owner)

_________________________________
(Signature of Registered Owner)

_________________________________
(Street Address)

_________________________________
(City)            (State)              (Zip Code)

- i -

ANNEX B

ASSIGNMENT FORM

FOR VALUE RECEIVED the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under this Warrant, with respect to the number of shares of Common Stock set forth below:

Name and Address of Assignee	Number of Shares of Common Stock

and does hereby irrevocably constitute and appoint ________ _____________ attorney-in-fact to register such transfer onto the books of MRU Holdings, Inc. maintained for the purpose, with full power of substitution in the premises.

Dated:___________________               Print Name:___________________

Signature:_____________________

Witness:______________________

- ii -